UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    NETFLIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Netflix, Inc.

100 Winchester Circle

Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2012

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 1, 2012 at 3:00 p.m. local time at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032, for the following purposes:

1.	To elect one Class I director to hold office until the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3.	Advisory approval of the Company’s executive officer compensation;

4.	To consider a stockholder proposal to repeal the Company’s classified board, if properly presented at the meeting;

5.	To consider a stockholder proposal regarding special shareowners meetings, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 2, 2012 can vote at this meeting or any adjournments that may take place.

All stockholders are cordially invited to attend the meeting in person.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.

By order of the Board of Directors

David Hyman
General Counsel and Secretary

April 20, 2012

Los Gatos, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY

CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR

NOT YOU PLAN TO ATTEND THE MEETING.

NETFLIX, INC.

100 Winchester Circle

Los Gatos, California 95032

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 1, 2012, at 3:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about April 20, 2012, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 2, 2012, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at http://ir.netflix.com/annuals.cfm . Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to the Company’s Secretary at the address listed above.

Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our Internet Web site address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations Web site at http://ir.netflix.com/sec.cfm ..

Revocability of Proxies

You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Voting and Solicitation

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 55,515,631shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals 2 and 3, and “AGAINST” proposals 4 and 5. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement). Changes in regulations have been made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf.

The cost of soliciting proxies will be borne by the Company. The Company may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at our 2013 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 21, 2012 in order to be included in the Proxy Statement and proxy materials relating to our 2013 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than February 5, 2013, and no later than March 6, 2013.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominee

One Class I director, Richard N. Barton, is to be elected at the Annual Meeting. Mr. Barton has been elected by the Company’s stockholders at previous annual meetings. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Barton, who is presently a director of the Company. If Mr. Barton is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy. Mr. Barton has agreed to serve as a director of the Company if elected. The term of office for each director elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2015 or until such director’s successor has been duly elected or appointed and qualified, or until his earlier resignation or removal.

Vote Required; Recommendation of Board

The candidate receiving the highest number of affirmative Votes Cast will be elected as a Class I director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEE LISTED BELOW.

Nominee	Age	Principal Occupation
Richard N. Barton	44	Executive Chairman of the Board of Zillow, Inc.

The nominee has extensive business experience, education and personal skills in his field that qualifies him to serve as an effective Board member. The specific experience, qualifications and skills of Mr. Barton are set forth below.

Richard N. Barton has served as one of the Company’s directors since May 2002. In late 2004, Mr. Barton co-founded Zillow, Inc. where he is now Executive Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital. Previously, Mr. Barton founded Expedia, Inc. in 1994 and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton was a director of InterActiveCorp from February 2003 until January 2005. Mr. Barton also serves as a director for Avvo, Inc. and Glassdoor.com. Mr. Barton holds a B.S. in industrial engineering from Stanford University.

Having founded two successful Internet-based companies, Mr. Barton provides strategic and technical insight to the Board. As an executive chairman and director of other companies, Mr. Barton also brings managerial, operational and corporate governance experience to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the Internet.

Directors Not Standing For Election

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Class/Term Expiration
Directors
Timothy M. Haley	57	Class II/2013
Ann Mather	51	Class II/2013
Leslie Kilgore	46	Class II/2013
Reed Hastings	51	Class III/2014
Jay C. Hoag	53	Class III/2014
A. George (Skip) Battle	68	Class III/2014

Charles H. Giancarlo has served as a director from April 2007. In February 2012, Mr. Giancarlo announced that he would not stand for re-election and as such his term will end as of the day following our upcoming annual meeting.

Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience, qualifications and skills of each director is set forth below.

Timothy M. Haley has served as one of the Company’s directors since June 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.

Ann Mather has served as one of the Company’s directors since July 2010. Since September 2005, Ms. Mather has been a director of Glu Mobile Inc., a publisher of mobile games, and serves as chair of its audit committee. Since November 2005, Ms. Mather has been a director of Google, Inc. and serves as chair of its audit committee. Since May 2010, Ms. Mather has been a director of MoneyGram International, a global payment services company, and serves as chair of its audit committee. Since December 2010, Ms. Mather has been a director of MGM Holdings Inc. (“MGM”), the independent, privately-held motion picture, television, home video, and theatrical production and distribution company. Since April 2011, Ms. Mather has been a director of Solazyme, Inc. and serves as chair of its audit committee. Ms. Mather is also a director of Ariat International, Inc., a privately held manufacturer of footwear for equestrian athletes. Ms. Mather was previously a director of Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009, and Shopping.com, Inc., a price comparison web site, until it was acquired by eBay Inc. in 2005. Ms. Mather was chair of Shopping.com’s audit committee, and a member of its corporate governance and nominating committee. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather holds a Master of Arts degree from Cambridge University.

Ms. Mather’s numerous managerial positions and her service on several public company boards provides strategic, operational and corporate governance experience to the Board. Her experience as an executive with several major media companies provides unique business perspective. As a former chief financial officer and senior finance executive at major corporations and her service on the audit committee of several publicly traded companies, Ms. Mather brings financial and accounting expertise to the Board.

Leslie Kilgore has served as one of the Company’s directors since January 2012. Since 2010, Ms. Kilgore has been a director of LinkedIn Corporation. Ms. Kilgore served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) from 2000 until her resignation effective February 2, 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

Ms. Kilgore’s numerous managerial positions provide strategic and operational experience to the Board. Her experience as a marketing executive with Internet retailers and consumer product companies provides unique business perspective. As the former Chief Marketing Officer of Netflix, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board, as well as her experience from her service on the board of LinkedIn Corporation.

Reed Hastings has served as our Chief Executive Officer since September 1998 and our Chairman of the Board since inception. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation, in August 1997. Mr. Hastings currently serves as a member of the board of directors of Microsoft and Facebook. Mr. Hastings holds an M.S.C.S. degree from Stanford University and a B.A. from Bowdoin College.

As Co-founder and Chief Executive Officer of Netflix, Mr. Hastings deeply understands the technology and business of Netflix. He brings strategic and operational insight to the Board. Mr. Hastings is also a software engineer and has unique management and industry insights.

Jay C. Hoag has served as one of the Company’s directors since June 1999. Since June 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Electronic Arts, Inc., Tech Target and several private companies. Previously Mr. Hoag served on the boards of directors of TheStreet.com, Altiris, Inc., Expedia, Inc. and eLoyalty Corporation. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

A. George (Skip) Battle has served as one of the Company’s directors since June 2005. Mr. Battle was previously Executive Chairman of the Board of Ask Jeeves, Inc. which was acquired by IAC/InterActiveCorp in July 2005. He was Chief Executive Officer of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as Chairman of the Board of Fair Isaac Corporation, a member of the board of the Masters Select family of mutual funds, and as a director of the following public companies: LinkedIn Corporation, OpenTable, Inc. and Expedia, Inc. He was previously a director of Advent Software, Inc.

Mr. Battle brings business insight and experience to the Board. He was a business consultant for more than 25 years, has served as a chief executive officer and currently serves on a number of boards. As such, he brings to the Board strategic, operational, financial and corporate governance experience.

Executive Officers

For information about Mr. Hastings, see “Proposal One – Election of Directors.” Our other executive officers are set forth below:

Other Executive Officers (1)	Age	Position
Neil Hunt	50	Chief Product Officer
Jessie Becker	44	Interim Chief Marketing Officer
David Wells	40	Chief Financial Officer
Patty McCord	58	Chief Talent Officer
Ted Sarandos	47	Chief Content Officer
David Hyman	46	General Counsel and Secretary
Jonathan Friedland	53	Chief Communications Officer

(1)	Andrew Rendich served as an executive officer of the Company through June 2011.

Neil Hunt has served as the Company’s Chief Product Officer since 2002 and as its Vice President of Internet Engineering from 1999 to 2002. From 1997 to 1999, Mr. Hunt was Director of Engineering for Rational Software. Mr. Hunt holds a doctorate in computer science from the University of Aberdeen, U.K. and a bachelor’s degree from the University of Durham, U.K.

Jessie Becker has served as the Company’s Interim Chief Marketing Officer since January 2012. Ms. Becker joined the Company in 2000 and has most recently been Vice President, Marketing, in charge of a variety of acquisition channels. Previously, she held positions at Amazon.com and Oracle Corp. Ms. Becker has an MBA from Stanford University and a BA and BS in Economics from The Wharton School of Business at the University of Pennsylvania.

David Wells has served as the Company’s Chief Financial Officer since December 2010 and its Vice President of Financial Planning & Analysis from August 2008 to December 2010. He held positions in finance and planning for the corporate and DVD operations groups from 2004 to 2008. Prior to joining Netflix, Mr. Wells served in progressive roles at Deloitte Consulting from August 1998 to August 2004. Mr. Wells holds an M.B.A. from The University of Chicago and an undergraduate degree in Accounting and English from the University of Virginia.

Patty McCord has served as the Company’s Chief Talent Officer since 1998. Prior to joining Netflix, from 1994 to 1997, Ms. McCord served as Director of Human Resources at Pure Atria, which was acquired by Rational Software, where she managed all human resources functions and directed all management development programs.

Ted Sarandos has served as the Company’s Chief Content Officer and Vice President of Content since 2000. Prior to joining Netflix, Mr. Sarandos was Vice President of Product and Merchandising for Video City.

David Hyman has served as the Company’s General Counsel since 2002. Mr. Hyman also serves as the Company’s secretary. Prior to joining Netflix, Mr. Hyman served as General Counsel of Webvan, Inc., an Internet-based grocery delivery service. Mr. Hyman holds a J.D. and a B.A. degree from the University of Virginia.

Jonathan Friedland has served as the Company’s Chief Communications Officer since January 2012. Mr. Friedland joined Netflix in February 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland has a MSc. Economics from the London School of Economics and a BA from Hampshire College.

There are no family relationships among any of our directors, nominees for director and executive officers.

Board Meetings and Committees

The Board held thirteen meetings during 2011. Each Board member, except Mr. Hoag, attended at least 75% of the aggregate of the Board meetings and meetings of the Board committees on which such director served in 2011. Mr. Hoag did not attend four board meetings at which our November 2011 convertible note financing was considered and approved given his interests in that transaction as further described under the heading “Certain Relationships and Related Transactions.”

As of the date of this Proxy Statement, the Board has four standing committees: (1) the Compensation Committee; (2) the Audit Committee; (3) the Nominating and Governance Committee; and (4) the Stock Option Committee.

Compensation Committee

The Compensation Committee of the Board consists of three non-employee directors: Messrs. Battle, Haley (Chairman) and Hoag. The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and directors of the Company. The Compensation Committee may not delegate these duties. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held three meetings in 2011. Each member attended all of the Compensation Committee meetings held in 2011.

The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Investor Relations Web site at http://ir.netflix.com/documents.cfm .

Audit Committee

The Audit Committee of the Board consists of three non-employee directors: Messrs. Haley, Giancarlo and Ms. Mather (Chairman), each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended. Upon the expiration of Mr. Giancarlo’s term, Mr. Barton will succeed his position on the Audit Committee.

The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met six times in 2011. Mr. Haley and Ms. Mather attended at least 75% of the Audit Committee meetings in 2011. Mr. Giancarlo attended four out of the six meetings.

The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Investor Relations Web site at http://ir.netflix.com/documents.cfm.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of two non-employee directors, Messrs. Barton and Hoag (Chairman). The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2011 and all the meetings were attended by both members.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Investor Relations Web site at http://ir.netflix.com/documents.cfm .

Stock Option Committee

The Stock Option Committee of the Board consists of one employee director: Mr. Hastings. The Stock Option Committee has authority to review and approve the stock options granted to non-executive employees pursuant to the Company’s option grant program. The Board has also authorized certain Company officers to review and approve option grants to employees, other than to themselves or directors or executive officers of the Company. The Board retained the power to adjust, eliminate or otherwise modify the Company’s option granting practices, any option allowance or portions thereof not previously granted, including without limitation the monthly option formula.

The Stock Option Committee did not hold meetings in 2011. The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

The Compensation Committee consists of Messrs. Haley, Hoag and Battle, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Haley or Battle had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. Mr. Hoag had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. For a description of that relationship, see “Certain Relationships and Related Transactions—Transactions with TCV.” In addition to Messrs. Haley, Hoag and Battle, the Company’s Chief Executive Officer and Chief Talent Officer participated in the executive compensation process as described below in the section entitled “Compensation Discussion and Analysis.”

Director Independence

The Board has determined that each of Messrs. Barton, Battle, Giancarlo, Haley and Hoag and Ms. Mather is independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. See “Procedures for Approval of Related Party Transactions” in this Proxy Statement for more information.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and addressed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as differences in viewpoint, professional experience, education, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at periodic meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Communications with the Board

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.

Policy Regarding Director Attendance at the Annual Meeting

The Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.

The Role of the Board in Risk Oversight

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of the management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.

The Board’s Leadership Structure

The Board currently combines the role of Chairman and Chief Executive. The Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has not appointed a lead independent director; however, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of Netflix, Inc. for the year ending December 31, 2012. The Company is submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. Prior to such time, KPMG LLP (“KPMG”) served as our independent registered public accounting firm. See “—Changes in Independent Registered Public Accounting Firm” below. The Company does not expect that a representative of KPMG will be present at the Annual Meeting.

The Company’s Bylaws do not require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Board and the Audit Committee at their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

During 2011 and 2010, fees for services provided by KPMG were as follows (in thousands):

	2011	2010
Audit Fees	$2,300	$1,983
Audit Related Fees	270	30
Tax Fees	94	89

Total	$2,664	$2,102

Audit Fees include amounts related to the audit of the Company’s annual financial statements and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees include amounts related to accounting consultations, and for 2011, services rendered in connection with the Company’s issuance of zero coupon senior convertible notes and public offering of common stock.

Tax Fees include fees billed for tax compliance, tax advice and tax planning services.

There were no other fees billed by KPMG for services rendered to the Company, other than the services described above, in 2011 and 2010.

The Audit Committee has determined that the rendering of non-audit services by KPMG was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2011 and 2010, all services provided by KPMG were pre-approved by the Audit Committee in accordance with this policy.

Change in Independent Registered Public Accounting Firm

The Audit Committee has completed a competitive process to review the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2012. As a result of this process on March 21, 2012, the Audit Committee engaged Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012, and dismissed KPMG from that role.

KPMG's reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2011 and December 31, 2010, and the subsequent interim period through March 21, 2012, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of KPMG’s letter dated March 23, 2012 was attached as Exhibit 16.1 to the Report.

During the fiscal years ended December 31, 2011 and December 31, 2010, and the subsequent interim period through March 21, 2012, neither the Company nor anyone acting on its behalf has consulted with Ernst & Young with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Vote Required; Recommendation of the Board

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL THREE

ADVISORY APPROVAL OF EXECUTIVE OFFICER COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and related tables and disclosure. Stockholders may abstain by checking the box labeled, “abstain.”

As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.

Vote Required

The affirmative vote of the holders of a majority of the Votes Cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADVISORY APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. Dale Johnson, Los Angeles County Employees Retirement Association, 300 N. Lake Ave., Pasadena, CA 91101, the beneficial owner of no less than 8,500 shares of the company’s common stock, has notified the Company of its intent to present the following proposal at the annual meeting.

RESOLVED, that shareholders of Netflix, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Los Angeles County Employees Retirement Association. The Harvard Law School Shareholder Rights Project represented and advised the Los Angeles County Employees Retirement Association in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

-	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

-	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuck, Coates, and Subramanian, 2002);

-	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

-	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO REPEAL THE CLASSIFIED BOARD.

The Board has considered the proposal requesting to de-classify the Board and require the annual election of all of the Company’s directors. After consideration, the Board has determined that this proposal is not in the best interests of the Company or its stockholders and recommends that the stockholders vote AGAINST this proposal.

The Board believes that maintaining the Company’s classified board is in the best interest of its shareholders. In particular, the Board believes that a classified board encourages directors to look to the long-term best interest of the Company and its shareholders by strengthening the independence of non-employee directors against the often short-term focus of special interests. In addition, a classified board allows for a stable and continuous board, providing institutional perspective both to management and other directors. The Board also believes that a classified board reduces the Company’s vulnerability to hostile and potentially abusive takeover tactics, by encouraging persons seeking control of the Company to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all of the Company’s stockholders. These benefits are particularly important for shareholders of the Company as it operates in a highly competitive and extremely dynamic marketplace.

The proponents of the foregoing proposal list empirical studies for support, however, other empirical studies provide support for maintaining a classified board. For instance, Becher, Bates and Lemmon concluded that companies with classified boards are acquired at an equivalent rate as targets with a single class of directors, yet target shareholders of companies with classified boards receive a larger proportional share of total value gains from a merger as compared to target shareholders of companies with a single class of directors. This suggests, as the Board believes, that classification improves bargaining power of target companies. Thomas W. Bates, David A. Becher, and Michael L. Lemmon, Board Classification and Managerial Entrenchment; Evidence from the Market for Corporate Control (September 2007), HKUST Business School Research Paper No. 07-05.

For the reasons described above, the Board believes the proposal is not in the best interests of the Company or its stockholders.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL FOR SPECIAL SHAREOWNERS MEETINGS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA. 90278, the beneficial owner of no less than 70 shares of the company’s common stock, has notified the Company of its intent to present the following proposal at the annual meeting.

5 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to enable one or more shareholders, holding not less than one-tenth* of the voting power of the Corporation, to call a special meeting. *Or the lowest percentage of our outstanding common stock permitted by state law.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Adoption of this proposal can probably best be accomplished in a simple and straight-forward manner with clear and concise text of less than 100-words.

This proposal topic won more than 60% support at CVS, Sprint and Safeway. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic frequently wins strong shareholder support. It is similar in this respect to the overwhelming 72%-support that we gave to the proposal for simple majority voting at our 2011 annual meeting.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm, rated our company “High Concern” in Takeover Defenses and “Moderate Concern” in Executive Pay. The only equity pay given to our named executive officers in 2010 consisted of options – nearly $5 million for CEO Reed Hastings.

Our CEO also realized $18 million on the exercise of 184,500 options in 2010. In fact, all Named Executive Officers (including our CEO) realized an aggregate total of $91 million on the exercise of nearly one million options. Equity pay should have performance-vesting features in order to assure full alignment with shareholder interests. Market-priced stock options can provide our executives with lucrative financial rewards due to a rising market alone, regardless of an executive’s performance. In fact, no short- or long-term pay elements were tied to performance-based pay in 2010.

Three of our 7 directors owned no stock or only 256 shares. Timothy Haley attracted our highest negative votes (a whopping 39%) and was still allowed on our Audit and Executive Pay Committees. With our archaic plurality voting he need not worry about his 39% in negative votes because he needs only one-vote from our 50 million shares to be reelected. Plus each of our directors was not accountable to shareholders on an annual basis.

George Battle and Jay Hoag were the remaining members of our executive pay committee and received the next highest in negative votes.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and make our company more competitive:

Special Shareowner Meetings – Yes on 5

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ALLOW STOCKHOLDERS HOLDING NOT LESS THAN ONE-TENTH OF THE COMPANY’S VOTING POWER TO CALL A SPECIAL MEETING OF THE STOCKHOLDERS.

The Board has considered the proposal seeking to allow stockholders holding one-tenth of the Company’s voting power to call a special meeting of the stockholders. After consideration, the Board believes this proposal is not in the best interests of the Company or its stockholders and recommends that the stockholders vote AGAINST this proposal.

The Board believes that maintaining the Company’s current requirements for calling special meetings is in the best interest of its shareholders. Each of the Company’s directors has a fiduciary duty to represent all stockholders when determining whether a matter is so pressing that it must be addressed at a special meeting. In contrast, stockholders do not have any fiduciary obligations to the Company or other stockholders. The foregoing proposal would permit a small group of stockholders who have a special interest to use the right to call a special meeting to serve their narrow self-interests that are not shared by the Company’s stockholders generally. With the Company’s current special meeting requirements, stockholders nonetheless have significant protections under state law, other regulations and the Company’s Amended and Restated Bylaws as stockholder approval is already required for a variety of fundamental corporate decisions, such as a merger or sale of substantially all of the Company’s assets or for issuing shares above a prescribed threshold. Lastly, it should be noted that for a company with as many stockholders as the Company, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting.

For the reasons described above, the Board believes the proposal is not in the best interests of the Company or its stockholders.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 2, 2012 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Summary Executive Compensation” table, which we refer to as the Named Executive Officers, and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of April 2, 2012 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	4,968,383	8.95%

The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,838,703	5.11%

Reed Hastings (3)	2,527,952	4.44%

Neil Hunt (4)	136,491	*

Leslie Kilgore (5)	96,370	*

Ted Sarandos (6)	96,086	*

A. George (Skip) Battle (7)	92,306	*

Jay C. Hoag (8) 528 Ramona Street Palo Alto, CA 94301	80,632	*

Timothy M. Haley (9) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	46,826	*

Charles H. Giancarlo (10)	41,131	*

Richard N. Barton (11)	40,980	*

David Hyman (12)	39,247	*

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Patty McCord (13)	19,401	*

David Wells (14)	17,661	*

Jessie Becker (15)	7,066	*

Jonathan Friedland (16)	5,552	*

Ann Mather (17)	5,235	*

All directors and executive officers as a group (15 persons) (18)	3,252,936	5.66%

*	Less than 1% of the Company’s outstanding shares of common stock.

(1)	As of December 31, 2011, based on information provided by T. Rowe Price Associates, Inc. in the Schedule 13G filed February 10, 2012. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	As of December 31, 2011, based on information provided by The Vanguard Group Inc. in the Schedule 13G filed February 8, 2012.

(3)	Includes options to purchase 1,470,737 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the record holder of 1,057,215 of the Company’s shares.

(4)	Includes options to purchase 54,705 shares.

(5)	Includes options to purchase 65,714 shares.

(6)	Includes options to purchase 96,086 shares.

(7)	Includes options to purchase 74,806 shares.

(8)	Includes (i) options to purchase 4,382 shares held by Jay C. Hoag, (ii) 63,854 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (iii) 12,396 shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”). Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) 100% of the pecuniary interest in 2,725 of such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)	Includes options to purchase 46,826 shares.

(10)	Includes options to purchase 38,632 shares.

(11)	Includes options to purchase 40,637 shares.

(12)	Includes options to purchase 34,017 shares.

(13)	Includes options to purchase 14,081 shares.

(14)	Includes options to purchase 17,661shares.

(15)	Includes options to purchase 7,000 shares.

(16)	Includes options to purchase 5,552 shares.

(17)	Includes options to purchase 5,235 shares.

(18)	Includes, without duplication, the shares and options listed in footnotes (3) through (17) above.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The Company’s compensation philosophy, which is the same for its Named Executive Officers and all other salaried employees, is premised on the Company’s desire to attract and retain outstanding performers. As such, the Company aims to provide highly competitive compensation packages for all its key positions, including its Named Executive Officers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options granted by the Company.

In addition, the Company believes that to attract and retain outstanding performers, it must provide a challenging work environment. To this end, the Company strives to maintain a high-performance culture; that is, an environment in which employees excel in articulated performance values. Below is a list of the Company’s articulated performance values (including the explanations of those values provided to employees). The Company evaluates employee performance, including that of the Named Executive Officers, in light of these performance values.

1. Judgment

•	You make wise decisions (people, technical, business, and creative) despite ambiguity
•	You identify root causes, and get beyond treating symptoms
•	You think strategically, and can articulate what you are, and are not, trying to do
•	You smartly separate what must be done well now, and what can be improved later

2. Innovation

•	You re-conceptualize issues to discover practical solutions to hard problems
•	You challenge prevailing assumptions when warranted, and suggest better approaches
•	You create new ideas that prove useful
•	You keep us nimble by minimizing complexity and finding time to simplify

3. Impact

•	You accomplish amazing amounts of important work
•	You demonstrate consistently strong performance so colleagues can rely upon you
•	You focus on great results rather than on process
•	You exhibit bias-to-action, and avoid analysis-paralysis

4. Curiosity

•	You learn rapidly and eagerly
•	You seek to understand our strategy, market, subscribers and suppliers
•	You are broadly knowledgeable about business, technology and entertainment
•	You contribute effectively outside of your specialty

5. Communication

•	You listen well, instead of reacting fast, so you can better understand
•	You are concise and articulate in speech and writing

•	You treat people with respect independent of their status or disagreement with you
•	You maintain calm poise in stressful situations

6. Courage

•	You say what you think even if it is controversial
•	You make tough decisions without excessive agonizing
•	You take smart risks
•	You question actions inconsistent with our values

7. Honesty

•	You are known for candor and directness
•	You are non-political when you disagree with others
•	You only say things about fellow employees you will say to their face
•	You are quick to admit mistakes

8. Selflessness

•	You seek what is best for Netflix, rather than best for yourself or your group
•	You are ego-less when searching for the best ideas
•	You make time to help colleagues
•	You share information openly and proactively

9. Passion

•	You inspire others with your thirst for excellence
•	You care intensely about Netflix’s success
•	You celebrate wins
•	You are tenacious

Determining Total Compensation

In determining the appropriate level of total compensation for its Named Executive Officers, the Compensation Committee reviews and considers the performance of each Named Executive Officer in light of the Compensation philosophy outlined above. The Committee also evaluates comparative compensation data, which includes salary, equity and other compensation components from similarly situated companies. The Compensation Committee discusses, for each Named Executive Officer, the estimated amount of compensation:

(i)     the Company would be willing pay to retain that person;

(ii)    the Company would have to pay to replace the person; and

(iii)   the individual could otherwise command in the employment marketplace.

By evaluating the comparative compensation data in light of the foregoing factors, the Company believes it is better able to tailor its compensation determinations with the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual Named Executive Officer.

The Chief Executive Officer and the Chief Talent Officer review comparative data derived from market research and publicly available information and discuss the factors listed above for each Named Executive Officer. The Chief Executive Officer then makes recommendations to the Compensation Committee regarding total compensation for each Named Executive Officer. The Compensation Committee reviews and discusses the information and determines the total compensation for each Named Executive Officer as it deems appropriate.

The Compensation Committee is also mindful of the results of the shareholder’s Advisory Vote on Executive Compensation during the prior year. Total compensation is expressed in a dollar-denominated amount, but as described below, may be allocated between the two primary elements of the Company’s compensation program, salary and stock options.

In 2011, 2010 and 2009, comparative compensation data for helping estimate the three factors listed above for determining total compensation was derived from Compensia, a management consulting firm providing executive compensation advisory services. The Compensation Committee retained Compensia to review the competitiveness of the Company’s executive compensation program and to help the Committee in determining the total compensation for each Named Executive Officer. For 2012 compensation, Compensia examined a single group of peer group companies based on market capitalization similarities and included such companies as Autodesk, Electronic Arts, Nvidia, JDS Uniphase and Equinix. In general, the total compensation for the Company’s Named Executive Officers is at or above the 75th percentile of the group of peer companies. As further discussed below, compensation for Mr. Hastings was reduced in light of the Company’s performance in 2011. Total fees paid to Compensia were less than $120 thousand in each year.

The Company does not specifically benchmark compensation for its Named Executive Officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. The Company believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination. Nonetheless, this comparative compensation data is valuable in that it provides the Company with insight into ranges and components of total compensation as well as confirms the reasonableness of the Company’s own compensation decisions.

The Chief Executive Officer’s total compensation is determined by the Compensation Committee without the presence of the Chief Executive Officer. The Committee’s decision regarding total compensation for the Chief Executive Officer is based on the philosophy outlined above as well as the review and data provided by Compensia. The accomplishments of the Chief Executive Officer in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management are also considered. For 2012, the Compensation Committee took into account the Company’s performance during 2011 and reduced the Chief Executive Officer’s total compensation by $1.5 million.

The Company’s compensation practices, including its performance values, are evaluated on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in a refinement of the Company’s articulation of its performance values or a determination that it is appropriate to adjust total compensation or otherwise modify the methods of granting equity incentives. Individual employee performance, including that of our Named Executive Officers, is also evaluated on an ongoing basis. To the extent such performance exceeds or falls short of the Company’s performance values, the Company may take action that includes, in the case of star performers, promotions or increases in total compensation or, in the case of under performers, demotion, a reduction in total compensation or termination.

Elements of Total Compensation

After determining the total compensation amount for each Named Executive Officer by the method described above, the total compensation amount for each individual is divided into the two key elements of salary and stock options. This allocation is made pursuant to the compensation preferences of each Named Executive Officer who, within the parameters of the total compensation, can request a customized combination of salary and stock options. The Compensation Committee retains the authority to adjust these requests. With respect to compensation for 2012 and the previous two years, the Compensation Committee made no adjustments to the requested monthly stock option amounts. The amount of total compensation allocated to salary is considered cash compensation and paid through payroll during the year on a semi-monthly basis. The amount of total compensation allocated to stock options is referred to as the stock option allowance and while it is expressed in a dollar denomination, it is merely used by the Company to calculate the number of stock options to be granted in the manner described below. The stock option allowance amount is not available to the employees as cash compensation, except in instances where severance payments are made and as otherwise set forth in the Executive Severance and Retention Incentive Plan described below.

The Company does not currently provide a program of performance bonuses for its Named Executive Officers. The Company expects all individuals to perform at a level deserving of a bonus and therefore such bonus amounts are taken into consideration in determining total compensation for the Company’s employees.

All employees who are eligible to receive stock options as part of their compensation package may request any combination of salary and stock options. The Company (or in the case of the Named Executive Officers, the Compensation Committee) retains the right to adjust the requests or otherwise modify or eliminate the monthly stock option awards. In previous years, the percentage of total compensation that could be requested in stock options was capped. In 2010, the cap was eliminated. By this method, each Named Executive Officer has the ability prior to the beginning of each calendar year to request his or her preferred mix of compensation elements within the parameters of total compensation. Once the allocation is requested, the Named Executive Officer generally may not make any adjustments or modifications during the calendar year.

After determining the amount of total compensation to be allocated to stock options, the Named Executive Officers receive monthly option grants pursuant to the Company’s monthly option grant program. Under this program, the Named Executive Officers receive, on the first trading day of the month, fully vested options granted at fair market value as reflected by the closing price on the date of the option grant. The number of stock options to be granted monthly will fluctuate based on the fair market value on the date of the option grant. The actual number of options to be granted is determined by the following formula: the monthly dollar amount of the stock option allowance / ([fair market value on the date of option grant] * 0.20). For stock option accounting purposes, the dollar value of stock options granted by the Company are appreciably higher than the dollar value of the Stock Option Allowance (please compare “Summary Executive Compensation” table provided in this Proxy Statement with the table listed below). While any valuation of options is inherently subjective, the Company believes that its formula for granting options helps encourage stock ownership and therefore serves as an effective vehicle for helping align stockholder interests with the compensation of employees. Furthermore, because the stock options are granted at fair market value on the date of the option grant and are not generally transferable, they are only of value to the recipient through an increase in the market value of the Company’s common stock, thereby linking that element of compensation to Company performance.

As shown in the table below, the Company’s Named Executive Officers receive a significant portion of their total compensation in the form of stock options. The Company believes that equity ownership, including stock and stock options, helps align the interest of the Named Executive Officers with those of the Company’s stockholders and is a good mechanism to link executive compensation to long-term company performance.

In 2010 and 2011, the salary and stock option components for the Named Executive Officers were allocated as follows (please see the “Summary Executive Compensation” table provided in this Proxy Statement for a complete description of the compensation of the Named Executive Officers in 2010 and 2011):

Name and Position	2010 Annual Salary	2010 Annual Stock Option Allowance	2010 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$500,000	$2,000,000	$166,667

Neil Hunt Chief Product Officer	866,667	433,333	36,111

Leslie Kilgore Chief Marketing Officer	775,000	775,000	64,583

Barry McCarthy Chief Financial Officer Resigned December 2010	600,000	850,000	70,833

Ted Sarandos Chief Content Officer	900,000	600,000	50,000

Name and Position	2011 Annual Salary	2011 Annual Stock Option Allowance	2011 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$500,000	$3,000,000	$250,000

David Wells Chief Financial Officer	400,000	350,000	29,167

Leslie Kilgore Chief Marketing Officer	802,000	1,098,000	91,500

Neil Hunt Chief Product Officer	1,000,000	900,000	75,000

Ted Sarandos Chief Content Officer	903,362	1,396,638	116,387

In 2012, the salary and stock option components for the Named Executive Officers are being allocated as follows:

Name and Position	2012 Annual Salary	2012 Annual Stock Option Allowance	2012 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$500,000	$1,500,000	$125,000

David Wells Chief Financial Officer	490,000	510,000	42,500

David Hyman General Counsel and Secretary	820,000	480,000	40,000

Neil Hunt Chief Product Officer	1,000,000	1,500,000	125,000

Ted Sarandos Chief Content Officer	1,000,000	1,800,000	150,000

Vested stock options granted before June 30, 2004 can be exercised up to three (3) months following termination of employment. Vested stock options granted after June 30, 2004 and before January 1, 2007 can be exercised up to one (1) year following termination of employment. Vested stock options granted on or after January 1, 2007 can be exercised up to ten (10) years following grant regardless of employment status. The Company believes that this increase in the life of the options enhances the value of such options for each employee and thereby encourages equity ownership in the Company which is helpful in aligning the interests of employees with that of the Company. The Company does not believe that staggered vesting of stock options or early expiration of options following termination has a material impact on retention. The Company believes that creating a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including its Named Executive Officers.

The Company utilizes salary and stock options as its key compensation components in order to be competitive within the marketplace. Similarly situated companies typically offer executive officers an equity component as part of their overall compensation and as such, the Company believes it is important to provide this opportunity to its employees, including the Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, the Company believes it is better able to take into consideration personal compensation preferences and thereby offer a more compelling total compensation package. In addition, offering grants monthly provides employees with a “dollar-cost averaging” approach to the price of their option grants. Option grants made on an infrequent basis are more susceptible to the whims of market timing and fluctuations. By granting options each month, the Company believes it alleviates to a great extent the arbitrariness of option timing and the potential negative employee issues associated with “underwater” options.

In addition to salary and stock options, Named Executive Officers also have the opportunity to participate in the Company’s 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 3% of his or her compensation to the 401(k) fund. Each of the Named Executive Officers except for the Chief Executive Officer participated in this program in 2011 and therefore the Company matched the 401(k) contributions as shown in the tables of this Proxy Statement.

The Company also maintains a group term life insurance policy for all full-time employees, and a portion of the taxable amounts attributable to each Named Executive Officer is shown in the tables in this Proxy Statement.

Termination-Based Compensation and Change in Control Retention Incentives

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Under this plan, each employee of the Company at the level of Vice President or higher is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of base pay and nine (9) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of base pay and twelve (12) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee.

The Company also has a plan for its director level employees that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six (6) months of base pay and six (6) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. While director level employees are not guaranteed any severance, to the extent any severance is provided, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.

The Company believes that it was appropriate to make such payment upon the single-trigger event of a change in control in order to reduce distractions associated with the uncertainty surrounding change in control transactions and to reduce potential conflicts that might otherwise arise when a Company executive must rely on the decisions of the acquiring company for either continued employment or severance.

The benefits owing under the plans are to be paid to the beneficiary by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. The Company believes that benefits under the Company’s Amended and Restated Executive Severance and Retention Incentive Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Plan is an important element in advancing the Company’s overall compensation philosophy of attracting and retaining outstanding performers. Each of the terms “base pay,” “cause” and “change in control” are defined in the plan, a copy of which is attached as Exhibit 10.10 to the Company’s Form 10-Q filed on May 8, 2009.

Tax Considerations

The Compensation Committee considered the potential impact of Section 162(m) of the Internal Revenue Code on executive officer compensation. Section 162(m) generally disallows a tax deduction for compensation that we pay to our Chief Executive Officer or any of the next three most highly compensated executive officers to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under 162(m). The Company believes that stock options granted to its executive officers will meet the requirement of being performance-based under Section 162(m). Accordingly, the Committee concluded that Section 162(m) should not materially reduce the tax deductions available to the Company. However, the Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in the Company’s best interest to do so.

The Committee's Consideration of the 2011 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers

In 2011, 97% of the shares voted approved the compensation of our named executive officers. At the time of the 2011 vote, the Committee had already approved the design and goals of our executive compensation program for 2011. The Committee reviewed these voting results and concluded that the 2011 vote affirmed shareholder support of the Company’s approach to executive compensation and did not change its compensation policies and decisions with respect to 2012.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Summary Executive Compensation

The following summary compensation table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer (the Company’s principal executive officer), (ii) the Chief Financial Officer (the Company’s principal financial officer), and (iii) the Company’s other named executive officers listed below. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Option Award ($) (1)	All Other Compensation ($)		Total Compensation ($)
Reed Hastings	2011	$500,000	$8,788,080	$966	(2)	$9,289,046
Chief Executive Officer,	2010	519,231	4,996,988	414	(2)	5,516,633
President, Chairman of the Board	2009	1,000,000	1,755,998	270	(2)	2,756,268

Neil Hunt	2011	994,872	2,595,553	7,980	(3)	3,598,405
Chief Product Officer	2010	864,103	1,118,333	7,620	(4)	1,990,056
	2009	800,000	702,386	7,620	(5)	1,510,006

Leslie Kilgore	2011	800,961	3,227,070	7,980	(6)	4,036,011
Chief Marketing Officer	2010	774,038	2,007,040	7,620	(7)	2,788,698
	2009	750,000	1,317,038	7,530	(8)	2,074,568

Ted Sarandos	2011	903,233	4,009,802	14,480	(9)	4,927,515
Chief Content Officer	2010	900,000	1,460,040	14,120	(10)	2,374,160
	2009	900,000	175,594	14,120	(11)	1,089,714

David Wells	2011	411,058	983,464	7,770	(12)	1,402,292
Chief Financial Officer	2010	358,000	153,960	7,512	(13)	519,472
Effective December 2010

(1)	Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year. The dollar amounts set forth in the Option Awards column are different than the stock option allowance amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allowance amounts are reflective of the total compensation amount attributable to stock option grants, not the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 7 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation” in the Company’s Form 10-K filed with the SEC on February 10, 2012.

(2)	Includes taxable amounts attributable to the employee under our group term life insurance policy.

(3)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $630 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(4)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $270 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(5)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $270 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(6)	Includes $7,350 representing our matching contribution made under our 401(k) plan, and $630 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.

(7)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $270 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.

(8)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $180 for taxable amounts attributable to Ms. Kilgore under our group term life insurance policy.

(9)	Includes $7,350 representing our matching contribution made under our 401(k) plan, $630 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and $6,500 auto allowance.

(10)	Includes $7,350 representing our matching contribution made under our 401(k) plan, $270 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and $6,500 auto allowance.

(11)	Includes $7,350 representing our matching contribution made under our 401(k) plan, $270 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and $6,500 auto allowance.

(12)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $420 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

(13)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $162 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2011. As described above in “Compensation Discussion and Analysis,” the Company grants employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These are the only awards made to the Named Executive Officers. The material terms of these grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Hastings, Reed	1/3/2011	4,671	$178.41	$490,588
Hastings, Reed	2/1/2011	5,871	212.90	735,826
Hastings, Reed	3/1/2011	6,109	204.63	735,914
Hastings, Reed	4/1/2011	5,163	242.09	736,697
Hastings, Reed	5/2/2011	5,270	237.19	736,744
Hastings, Reed	6/1/2011	4,677	267.26	736,735
Hastings, Reed	7/1/2011	4,664	267.99	739,215
Hastings, Reed	8/1/2011	4,746	263.38	739,271
Hastings, Reed	9/1/2011	5,359	233.27	739,326
Hastings, Reed	10/3/2011	11,038	113.25	799,292
Hastings, Reed	11/1/2011	15,607	80.09	799,236
Hastings, Reed	12/1/2011	18,609	67.17	799,236

Hunt, Neil	1/3/2011	1,012	178.41	106,289
Hunt, Neil	2/1/2011	1,761	212.90	220,710
Hunt, Neil	3/1/2011	1,833	204.63	220,810
Hunt, Neil	4/1/2011	1,549	242.09	221,023
Hunt, Neil	5/2/2011	1,581	237.19	221,023
Hunt, Neil	6/1/2011	1,403	267.26	221,005
Hunt, Neil	7/1/2011	1,399	267.99	221,733
Hunt, Neil	8/1/2011	1,424	263.38	221,812
Hunt, Neil	9/1/2011	1,608	233.27	221,839

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Hunt, Neil	10/3/2011	3,311	113.25	239,759
Hunt, Neil	11/1/2011	4,682	80.09	239,766
Hunt, Neil	12/1/2011	5,583	67.17	239,784

Kilgore, Leslie	1/3/2011	1,810	178.41	190,101
Kilgore, Leslie	2/1/2011	2,149	212.90	269,339
Kilgore, Leslie	3/1/2011	2,236	204.63	269,357
Kilgore, Leslie	4/1/2011	1,890	242.09	269,680
Kilgore, Leslie	5/2/2011	1,929	237.19	269,673
Kilgore, Leslie	6/1/2011	1,712	267.26	269,679
Kilgore, Leslie	7/1/2011	1,707	267.99	270,549
Kilgore, Leslie	8/1/2011	1,737	263.38	270,568
Kilgore, Leslie	9/1/2011	1,961	233.27	270,539
Kilgore, Leslie	10/3/2011	4,040	113.25	292,548
Kilgore, Leslie	11/1/2011	5,712	80.09	292,512
Kilgore, Leslie	12/1/2011	6,811	67.17	292,525

Sarandos, Ted	1/3/2011	1,401	178.41	147,145
Sarandos, Ted	2/1/2011	2,733	212.90	342,533
Sarandos, Ted	3/1/2011	2,844	204.63	342,599
Sarandos, Ted	4/1/2011	2,404	242.09	343,021
Sarandos, Ted	5/2/2011	2,453	237.19	342,929
Sarandos, Ted	6/1/2011	2,177	267.26	342,927
Sarandos, Ted	7/1/2011	2,171	267.99	344,090
Sarandos, Ted	8/1/2011	2,209	263.38	344,090
Sarandos, Ted	9/1/2011	2,495	233.27	344,209
Sarandos, Ted	10/3/2011	5,138	113.25	372,057
Sarandos, Ted	11/1/2011	7,266	80.09	372,093
Sarandos, Ted	12/1/2011	8,664	67.17	372,109

Wells, David	1/3/2011	146	178.41	15,334
Wells, David	2/1/2011	685	212.90	85,853
Wells, David	3/1/2011	713	204.63	85,891
Wells, David	4/1/2011	602	242.09	85,898
Wells, David	5/2/2011	615	237.19	85,977
Wells, David	6/1/2011	546	267.26	86,008
Wells, David	7/1/2011	544	267.99	86,220
Wells, David	8/1/2011	554	263.38	86,295
Wells, David	9/1/2011	625	233.27	86,225
Wells, David	10/3/2011	1,288	113.25	93,268
Wells, David	11/1/2011	1,821	80.09	93,253
Wells, David	12/1/2011	2,171	67.17	93,242

Option Exercises and Stock Vested

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	76,500	1.50	2/27/2012
Hastings, Reed	49,435	9.43	11/1/2014
Hastings, Reed	43,210	10.79	3/1/2015
Hastings, Reed	43,050	10.83	4/1/2015
Hastings, Reed	41,518	11.25	12/1/2014
Hastings, Reed	40,650	11.48	2/1/2015
Hastings, Reed	40,369	11.57	5/2/2015
Hastings, Reed	39,150	11.92	1/3/2015
Hastings, Reed	15,238	12.38	7/1/2013
Hastings, Reed	15,238	12.48	8/1/2013
Hastings, Reed	32,680	14.27	9/1/2014
Hastings, Reed	32,140	14.50	6/1/2015
Hastings, Reed	28,595	16.33	10/1/2014
Hastings, Reed	20,129	16.55	7/1/2015
Hastings, Reed	15,238	16.83	9/2/2013
Hastings, Reed	16,511	17.16	8/1/2017
Hastings, Reed	15,238	17.26	10/1/2013
Hastings, Reed	15,602	18.14	9/4/2017
Hastings, Reed	17,218	19.34	8/1/2015
Hastings, Reed	14,545	19.48	7/2/2017
Hastings, Reed	16,633	20.02	9/1/2016
Hastings, Reed	23,148	20.16	8/2/2014
Hastings, Reed	16,244	20.50	8/1/2016
Hastings, Reed	13,340	21.22	10/1/2017
Hastings, Reed	15,547	21.45	9/1/2015
Hastings, Reed	13,142	21.57	6/1/2017
Hastings, Reed	15,124	22.04	12/1/2018
Hastings, Reed	12,786	22.15	5/1/2017
Hastings, Reed	12,471	22.73	2/1/2017
Hastings, Reed	14,620	22.81	10/2/2016
Hastings, Reed	12,405	22.83	3/1/2017
Hastings, Reed	14,269	23.36	11/3/2018
Hastings, Reed	12,067	23.48	4/2/2017
Hastings, Reed	11,905	23.78	12/3/2017
Hastings, Reed	15,238	25.35	12/1/2013
Hastings, Reed	13,123	25.39	2/1/2018
Hastings, Reed	12,980	25.68	11/1/2015
Hastings, Reed	12,801	26.05	1/3/2016
Hastings, Reed	10,781	26.29	11/1/2017
Hastings, Reed	10,749	26.35	1/2/2018
Hastings, Reed	10,652	26.61	1/3/2017
Hastings, Reed	12,513	26.64	10/3/2015
Hastings, Reed	12,419	26.85	3/1/2016
Hastings, Reed	15,238	26.90	5/3/2014

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	12,291	27.10	7/1/2018
Hastings, Reed	12,291	27.11	12/1/2015
Hastings, Reed	12,291	27.11	2/1/2016
Hastings, Reed	12,237	27.24	7/3/2016
Hastings, Reed	15,238	27.42	1/2/2014
Hastings, Reed	12,095	27.55	11/1/2016
Hastings, Reed	11,854	28.13	4/3/2016
Hastings, Reed	11,688	28.51	6/1/2016
Hastings, Reed	11,400	29.22	8/1/2018
Hastings, Reed	15,238	29.23	11/3/2013
Hastings, Reed	11,307	29.46	12/1/2016
Hastings, Reed	11,261	29.60	5/1/2016
Hastings, Reed	11,156	29.87	1/2/2019
Hastings, Reed	11,096	30.04	10/1/2018
Hastings, Reed	10,808	30.84	9/2/2018
Hastings, Reed	10,794	30.89	6/2/2018
Hastings, Reed	10,767	30.94	3/3/2018
Hastings, Reed	10,753	31.00	5/1/2018
Hastings, Reed	15,238	32.60	6/1/2014
Hastings, Reed	9,701	34.35	3/2/2019
Hastings, Reed	15,238	34.75	3/1/2014
Hastings, Reed	15,238	35.36	4/1/2014
Hastings, Reed	12,977	35.95	7/1/2014
Hastings, Reed	15,238	36.37	2/2/2014
Hastings, Reed	9,127	36.51	4/1/2018
Hastings, Reed	9,021	36.95	2/2/2019
Hastings, Reed	8,202	40.62	7/1/2019
Hastings, Reed	8,138	40.94	6/1/2019
Hastings, Reed	7,906	42.15	9/1/2019
Hastings, Reed	7,774	42.87	4/1/2019
Hastings, Reed	7,494	44.48	5/1/2019
Hastings, Reed	7,467	44.62	10/1/2019
Hastings, Reed	7,414	44.97	8/3/2019
Hastings, Reed	7,788	53.48	1/4/2020
Hastings, Reed	6,196	53.80	11/2/2019
Hastings, Reed	5,723	58.23	12/1/2019
Hastings, Reed	13,654	61.03	2/1/2020
Hastings, Reed	18,609	67.17	12/1/2021
Hastings, Reed	11,956	69.70	3/1/2020
Hastings, Reed	11,111	75.00	4/1/2020
Hastings, Reed	15,607	80.09	11/1/2021
Hastings, Reed	8,180	101.88	8/2/2020
Hastings, Reed	8,171	101.99	5/3/2020
Hastings, Reed	7,767	107.29	6/1/2020
Hastings, Reed	7,599	109.66	7/1/2020
Hastings, Reed	11,038	113.25	10/3/2021
Hastings, Reed	6,177	134.91	9/1/2020
Hastings, Reed	5,388	154.66	10/1/2020

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	4,979	167.37	11/1/2020
Hastings, Reed	4,671	178.41	1/3/2021
Hastings, Reed	4,164	200.14	12/1/2020
Hastings, Reed	6,109	204.63	3/1/2021
Hastings, Reed	5,871	212.90	2/1/2021
Hastings, Reed	5,359	233.27	9/1/2021
Hastings, Reed	5,270	237.19	5/2/2021
Hastings, Reed	5,163	242.09	4/1/2021
Hastings, Reed	4,746	263.38	8/1/2021
Hastings, Reed	4,677	267.26	6/1/2021
Hastings, Reed	4,664	267.99	7/1/2021

Hunt, Neil	4,662	1.50	2/27/2012
Hunt, Neil	5,583	67.17	12/1/2021
Hunt, Neil	4,682	80.09	11/1/2021
Hunt, Neil	1,772	101.88	8/2/2020
Hunt, Neil	3,311	113.25	10/3/2021
Hunt, Neil	1,338	134.91	9/1/2020
Hunt, Neil	1,167	154.66	10/1/2020
Hunt, Neil	1,079	167.37	11/1/2020
Hunt, Neil	1,012	178.41	1/3/2021
Hunt, Neil	902	200.14	12/1/2020
Hunt, Neil	1,833	204.63	3/1/2021
Hunt, Neil	1,761	212.90	2/1/2021
Hunt, Neil	1,608	233.27	9/1/2021
Hunt, Neil	1,581	237.19	5/2/2021
Hunt, Neil	1,549	242.09	4/1/2021
Hunt, Neil	1,424	263.38	8/1/2021
Hunt, Neil	1,403	267.26	6/1/2021
Hunt, Neil	1,399	267.99	7/1/2021

Kilgore, Leslie	6,811	67.17	12/1/2021
Kilgore, Leslie	5,712	80.09	11/1/2021
Kilgore, Leslie	3,170	101.88	8/2/2020
Kilgore, Leslie	3,166	101.99	5/3/2020
Kilgore, Leslie	3,010	107.29	6/1/2020
Kilgore, Leslie	2,945	109.66	7/1/2020
Kilgore, Leslie	4,040	113.25	10/3/2021
Kilgore, Leslie	2,394	134.91	9/1/2020
Kilgore, Leslie	2,088	154.66	10/1/2020
Kilgore, Leslie	1,929	167.37	11/1/2020
Kilgore, Leslie	1,810	178.41	1/3/2021
Kilgore, Leslie	1,613	200.14	12/1/2020
Kilgore, Leslie	2,236	204.63	3/1/2021
Kilgore, Leslie	2,149	212.90	2/1/2021
Kilgore, Leslie	1,961	233.27	9/1/2021
Kilgore, Leslie	1,929	237.19	5/2/2021
Kilgore, Leslie	1,890	242.09	4/1/2021
Kilgore, Leslie	1,737	263.38	8/1/2021

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Kilgore, Leslie	1,712	267.26	6/1/2021
Kilgore, Leslie	1,707	267.99	7/1/2021

Sarandos, Ted	4,096	61.03	2/1/2020
Sarandos, Ted	8,664	67.17	12/1/2021
Sarandos, Ted	3,587	69.70	3/1/2020
Sarandos, Ted	3,333	75.00	4/1/2020
Sarandos, Ted	7,266	80.09	11/1/2021
Sarandos, Ted	2,454	101.88	8/2/2020
Sarandos, Ted	2,451	101.99	5/3/2020
Sarandos, Ted	2,330	107.29	6/1/2020
Sarandos, Ted	2,280	109.66	7/1/2020
Sarandos, Ted	5,138	113.25	10/3/2021
Sarandos, Ted	1,853	134.91	9/1/2020
Sarandos, Ted	1,616	154.66	10/1/2020
Sarandos, Ted	1,494	167.37	11/1/2020
Sarandos, Ted	1,401	178.41	1/3/2021
Sarandos, Ted	1,249	200.14	12/1/2020
Sarandos, Ted	2,844	204.63	3/1/2021
Sarandos, Ted	2,733	212.90	2/1/2021
Sarandos, Ted	2,495	233.27	9/1/2021
Sarandos, Ted	2,453	237.19	5/2/2021
Sarandos, Ted	2,404	242.09	4/1/2021
Sarandos, Ted	2,209	263.38	8/1/2021
Sarandos, Ted	2,177	267.26	6/1/2021
Sarandos, Ted	2,171	267.99	7/1/2021

Wells, David	2,171	67.17	12/1/2021
Wells, David	1,821	80.09	11/1/2021
Wells, David	1,288	113.25	10/3/2021
Wells, David	713	204.63	3/1/2021
Wells, David	685	212.90	2/1/2021
Wells, David	625	233.27	9/1/2021
Wells, David	615	237.19	5/2/2021
Wells, David	602	242.09	4/1/2021
Wells, David	554	263.38	8/1/2021
Wells, David	546	267.26	6/1/2021
Wells, David	544	267.99	7/1/2021

The following table sets forth information concerning each exercise of stock options during 2011 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Reed Hastings	190,000	$42,967,600
Neil Hunt	43,839	7,302,831
Leslie Kilgore	31,039	5,283,718
Ted Sarandos	25,360	4,860,850
David Wells	6,158	1,112,784

(1)	Dollar value realized on exercise equals the difference between the closing price on the date of exercise date less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by the Company to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Amended and Restated Executive Severance and Retention Incentive Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2011. The actual amounts that would be paid can only be determined at the time of the actual triggering event. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

Name	Severance Benefit	Change in Control Benefit
Reed Hastings	$1,500,000	$2,000,000
Neil Hunt	1,875,000	2,500,000
Leslie Kilgore	1,425,000	1,900,000
David Wells	750,000	1,000,000
Ted Sarandos	2,100,000	2,800,000

Compensation of Directors

Ms. Mather receives an annual retainer of $100,000, payable monthly. The remainder of the Company’s directors do not currently receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee Director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee Director of the Company in consideration for services provided to the Company and subject to the terms and conditions of the Company’s 2002 Stock Plan for options granted prior to February 2012 and the Company’s 2011 Stock Plan for options granted subsequent to February 2012. For Ms. Mather, the actual number of options to be granted is determined by the following formula: $7,000 / ([fair market value on the date of grant] x 0.20). The actual number of options to be granted to all other of the Company’s directors is determined by the following formula: $10,000 / ([fair market value on the date of grant] x 0.20). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant.

Mr. Barton received options to purchase 100,000 shares of the Company’s common stock upon joining the Board in May 2002, but no other current director was granted options upon joining the Board other than the regular monthly grants.

The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2011.

Names	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Richard N. Barton	$—	$361,418	(1)	$361,418	(3)
A. George (Skip) Battle	—	361,418	(1)	361,418	(4)
Charles H. Giancarlo	—	361,418	(1)	361,418	(5)
Timothy M. Haley	—	361,418	(1)	361,418	(6)
Jay C. Hoag	—	361,418	(1)	361,418	(7)
Ann Mather	100,000	253,059	(2)	353,059	(8)

(1)	Option awards reflect the monthly grant of stock options to non-employee directors on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
01/03/11	$29,408
02/01/11	29,453
03/01/11	29,393
04/01/11	29,536
05/02/11	29,498
06/01/11	29,457
07/01/11	29,638
08/01/11	29,596
09/01/11	29,523
10/03/11	32,007
11/01/11	31,955
12/01/11	31,954

(2)	Option awards reflect the monthly grant of stock options to Ms. Mather on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
01/03/11	$20,586
02/01/11	20,554
03/01/11	20,599
04/01/11	20,690
05/02/11	20,690
06/01/11	20,635
07/01/11	20,763
08/01/11	20,717
09/01/11	20,694
10/03/11	22,376
11/01/11	22,379
12/01/11	22,376

(3)	Aggregate number of option awards outstanding held by Mr. Barton at 12/31/11 is 38,656.

(4)	Aggregate number of option awards outstanding held by Mr. Battle at 12/31/11 is 72,825.

(5)	Aggregate number of option awards outstanding held by Mr. Giancarlo at 12/31/11 is 36,651.

(6)	Aggregate number of option awards outstanding held by Mr. Haley at 12/31/11 is 44,845.

(7)	Aggregate number of option awards outstanding held by Mr. Hoag at 12/31/11 is 2,401.

(8)	Aggregate number of option awards outstanding held by Ms. Mather at 12/31/11 is 3,849.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of December 31, 2011.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)		(b)	(c)(1)
Equity compensation plans or arrangements approved by security holders	2,881,254	(2)	$68.32	9,799,229	(3)
Equity compensation plans or arrangements not approved by security holders	76,500		$1.50	—	(4)

Total	2,957,754		$66.59	9,799,229

(1)	Excludes securities reflected in column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Weighted average life is 6.44 years.

(3)	Includes 2,785,721 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan, as amended, for future issuance. Under the ESPP, certain employees of the Company may elect to purchase shares of Company stock through payroll deductions. The price per share paid by each employee currently is 85% of the fair market value of the Company’s shares at the beginning of a six-month offering period or at the end of the period, whichever is lower. Each employee generally may purchase no more than $25,000 worth of shares in any year. The ESPP is intended to qualify under section 423 of the Internal Revenue Code. The Plan permits employees to purchase shares of Company stock through payroll deductions. In 2010, the Company suspended payroll contributions to the ESPP and ended purchases of shares by employees. The Company currently does not expect to resume contributions or purchases for the foreseeable future.

Includes 1,313,508 shares of the Company’s common stock reserved under its 2002 Stock Plan, as amended, that may be issued as stock options under the 2002 Stock Plan to employees, non-employee directors and consultants. The 2002 Stock Plan is administered by the Compensation Committee of the Board of Directors. Only stock options may be granted under the 2002 Stock Plan. All options have an exercise price at least equal to 100% of the fair market value of shares on the grant date and have a term of 10 years or less. Options that are forfeited may be returned to the Plan but any shares that actually are issued under the Plan may not be returned to the Plan and the share reserve is reduced by the gross number of shares as to which the options are exercised. No right to vote shares or receive dividends is created until shares actually are issued following the exercise of an option. The 2002 Stock Plan expired in February 2012 and no new options will be granted under the Plan after its expiration.

Includes 5,700,000 shares of the Company’s common stock reserved under its 2011 Stock Plan that may be issued as stock options under the 2011 Stock Plan to employees, non-employee directors and consultants. The 2011 Stock Plan is administered by the Compensation Committee of the Board of Directors. Stock options, stock appreciation rights, restricted stock and restricted stock units may be granted under the 2011

Stock Plan. All options have an exercise price at least equal to 100% of the fair market value of shares on the grant date and have a term of 10 years or less. Options that are forfeited may be returned to the Plan but any shares that actually are issued under the Plan may not be returned to the Plan and the share reserve is reduced by the gross number of shares as to which the options are exercised. No right to vote shares or receive dividends is created until shares actually are issued following the exercise of an option.

(4)	Reflects the grant of stock options made on February 27, 2002 to Reed Hastings, the Company’s Chief Executive Officer, President and Chairman of the Board, exercisable for shares of the Company’s common stock pursuant to the Stand-Alone Stock Option Agreement. Options are currently fully vested and are exercisable at a price of $1.50 (adjusted for stock splits), until the earlier of three months following termination of service or ten years from the grant date. The Stand-Alone Stock Option Agreement is filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 24, 2002.

Non-executive Compensation Policies

The Company’s compensation policies for non-executive salaried employees are the same as those outlined for its Named Executive Officers. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics

The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Investor Relations Web site at http://ir.netflix.com/documentdisplay.cfm. Any waivers of the Code of Ethics will be posted at that Web site.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2011 all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in a timely manner, with the exception that a report on Form 4 relating to the acquisition and disposition of shares by Reed Hastings on May 19, 2011 was filed one day late.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee of the Board of Directors

Timothy M. Haley

Jay C. Hoag

A. George (Skip) Battle

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by the Codification of Statements on Auditing Standards No. 61. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committees.

The Audit Committee also reviewed the fees paid to KPMG LLP during the year ended December 31, 2011 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by KPMG LLP were compatible with maintaining its independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for its audit. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission

Audit Committee of the Board of Directors

Charles Giancarlo

Timothy M. Haley

Ann Mather

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Directors and Executive Officers

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Procedures for Approval of Related Party Transactions

The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the SEC are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

Transactions with TCV

In November 2011, the Company issued $200.0 million aggregate principal amount of zero coupon senior convertible notes due on December 1, 2018 (the “Convertible Notes”) in a private placement offering to TCV VII, L.P., TCV VII(A), L.P., and TCV Member Fund, L.P. Jay Hoag, general partner of these funds also serves on the Company’s board of directors, and as such, the issuance of the notes is considered a related party transaction. The Convertible Notes are the Company’s general, unsecured obligations and are effectively subordinated to all of the Company’s existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of the Company’s subsidiaries, including trade payables. The Convertible Notes do not bear interest, except in specified circumstances. The initial conversion rate for the Convertible Notes is 11.6553 shares of the Company’s common stock, par value $0.001 per share, per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $85.80 per share of common stock. Holders may surrender their notes for conversion at any time prior to the close of business on the day immediately preceding the maturity date of the notes. The Convertible Notes are repayable in whole or in part upon the occurrence of a change of control, at the option of the holders, at a purchase price in cash equal to 120% of the principal amount. At any time following May 28, 2012, the Company may elect to cause the conversion of the Convertible Notes into shares of the Company’s common stock when specified conditions are satisfied, including that the daily volume weighted average price of the Company’s common stock is equal or greater than $111.54 for at least 50 trading days during a 65 trading day period prior to the conversion date.

In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with TCV (the “Registration Rights Agreement”), dated November 28, 2011. Under the Registration Rights Agreement, TCV has certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Notes (“Registrable Securities”). The Company was obligated to file a shelf registration statement covering the resale of the Registrable Securities, which was filed on March 23, 2012, and will have the ability to suspend the distribution of Registrable Securities by TCV in certain circumstances, including during a black-out period under the Company’s insider trading policy.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadbridge to request a separate copy from:

Householding Department

Broadridge

51 Mercedes Way, Edgewood, NY 11717

(800) 542-1061

Broadbridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

David Hyman

General Counsel and Secretary

April 20, 2012

Los Gatos, California

FORM OF PROXY

NETFLIX, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2012 and hereby appoints Reed Hastings and David Wells, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 1, 2012, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

If this proxy is properly executed and returned, this proxy will be voted for the specifications made below or if no direction is made, this proxy will be voted “for” the nominee for Class I director set forth below (item 1), “for” items 2 and 3 and “against” items 4 and 5.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

1.	To elect one Class I director to hold office until the 2015 Annual Meeting of Stockholders

Richard N. Barton

☐ FOR	☐ WITHHELD

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory approval of the Company’s executive officer compensation

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Consideration of a stockholder proposal if properly brought before the meeting to repeal the Company’s classified board

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Consideration of a stockholder proposal if properly brought before the meeting regarding special shareowners meetings

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if an address change or comment has been noted on this card   ☐

This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature:	Date:	Signature:	Date: